JACKSON CREDIT OPPORTUNITIES FUND 486BPOS

Exhibit 99.25(2)(n)

KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 16, 2024, with respect to the financial statements of Jackson Credit Opportunities Fund, as of March 31, 2024, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois
July 8, 2024